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                                                                EXHIBIT 10.84

                        TRANSITION SERVICES AGREEMENT

        THIS TRANSITION SERVICES AGREEMENT (the "Agreement") is entered into as of February 24, 1997 by Hoffmann-La Roche Limited, a corporation organized and existing under the laws of Canada ("Roche") and Medicis Pharmaceuticals, Inc. a Delaware corporation ("Buyer").

        WHEREAS, pursuant to an Asset Purchase Agreement dated January 21, 1997 between Roche's Affiliate, Syntex (U.S.A.) Inc. ("Syntex"), and Buyer (the "Asset Purchase Agreement"), Buyer has purchased from Syntex certain assets relating to certain dermatology products; and

        WHEREAS, Buyer desires to retain Roche, and Roche is willing to be retained by Buyer, to provide certain warehousing of inventory, order taking, distribution, billing and collection, and processing of returns services during the period of transition of the Products from Syntex to Buyer.

        NOW, THEREFORE, in consideration of the above and of the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.      DEFINITIONS

        1.1 "Net Sales" means the gross invoice amount of Products sold to third parties in the Territory from and after the Closing Date, less:
(a) promotional and trade discounts; (b) sales and excise taxes, value added and other taxes and insurance premiums and duties which are billed to customers as separate items on invoices; (c) allowances for short-shipments and price adjustments; and (d) those contract chargebacks, government rebates, and returns (e.g., of spoiled, damaged or outdated Products) which are the responsibility of Buyer under the Asset Purchase Agreement.

        1.2 "Fully Loaded Costs" means all direct expenses and, with respect to time spent on a project by employees, an hourly rate which equals salary plus benefits plus fifty percent (50%) allocated overhead.

        1.3 "Sales" means the gross invoice amount of Products sold to third parties in the Territory on behalf of Buyer from and after the Closing Date.

        1.4 "Services" means any and all services with respect to the Products provided by Roche to Buyer pursuant to this Agreement.

        1.5     "Territory" means Canada.

        1.6 The term "Products" as well as other capitalized terms used herein and not defined above shall have the respective meanings assigned to such terms in the Asset Purchase Agreement.

2.      RESPONSIBILITIES OF PARTIES

        2.1     Provision of Services.  Subject to the terms hereof, Roche shall
(a) cooperate with Buyer and assist in the orderly transition of the Products to Buyer, and (b) provide the Services described herein that are requested by Buyer.

        2.2 Cooperation and Assistance. Roche and Buyer shall make available the individuals identified on Exhibit A, or their qualified designees, for consultation with the other party's representatives via telephone,
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correspondence or in person at Roche's facilities for the purpose of conveying and transferring information relating to the operation of the Products. Such consultation shall occur for reasonable periods of time, upon reasonable notice during normal business hours. Either party may appoint substitutes for the individuals listed on Exhibit A. Notwithstanding any other provision of this Agreement, the individuals listed on Exhibit A (or their substitutes) shall be available for minimal consultation for a period of six (6) months following Closing.

        2.3 Distribution Agency Services. With respect to the Products, Roche, or subcontractors used by Roche in the ordinary course of conducting its business, shall provide all services (including storing, delivering and distributing Products and filling orders) requested by Buyer and customarily performed by a distribution agent in connection with the sale of ethical pharmaceutical products in the Territory, including the following: (a) accepting orders and invoicing purchasers on behalf of Buyer; (b) processing all Products returned by customers in accordance with Article 3 of this Agreement; (c) order entry and billing services; (d) recording sales and collecting amounts due;
(e) making appropriate payments for chargebacks and rebates subject to the Asset Purchase Agreement; and (f) customer complaint and inquiry services. Roche further covenants and represents to Buyer that it shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the distribution or sale of the Products under this Agreement, provided, however, that it shall not be deemed a breach of this Section 2.3 if Roche can demonstrate that such non-compliance was directly caused by following the written instructions of Buyer. Roche shall charge customers and pay Buyer for Products sold only on the basis of list prices for each unit of the Product. The current list prices for Products are set forth on Exhibit B. Buyer may change the list prices from time to time by written notice to Roche, which price changes shall be effective within seven (7) days of receipt of such notice.

        2.4 Marketing Support Services. In order to inform customers of the sale of the Products to Buyer, and otherwise transition the Products, the parties shall: (a) notify all contracted customers, trade customers, and wholesalers of the transfer of the Products to Buyer by a method and at a time mutually agreed to by the parties in the form substantially as set forth on Exhibit C, and (b) provide notice to wholesalers at mutually agreed to times which allows adequate transition time for the wholesalers. In providing marketing support services hereunder, Roche shall provide Buyer with necessary pricing information concerning the Products, but shall not be required to disclose copies of customer contracts. The parties hereto acknowledge and agree that Roche shall not be responsible for providing the Buyer with any sales or promotional support.

        2.5 Reports. Roche shall submit in writing to Buyer: (a) within seven (7) business days after the end of each calendar month a report as set forth on Schedule 1; (b) within seven (7) business days after the end of each calendar month a report setting forth inventory on-hand by SKU as of the end of the preceding calendar month; and (c) such other information as Buyer shall reasonably request that is agreed to by Roche. Roche shall also submit to Buyer weekly reports setting forth Net Sales in dollars by Product family.

        2.6 DIN Numbers. Immediately following the Closing, Buyer shall take any and all action necessary to change the Drug Identification Number for the Products, which change shall be implemented pursuant to the terms of the Asset Purchase Agreement with Syntex.

        2.7 Payment of Net Sales. On the twentieth calendar day of each calendar month, Roche will wire transfer to Buyer the amount equal to total Net
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Sales for the prior month, less (i) a one-half percent (.50%) reserve for uncollected Sales based on Net Sales; (ii) a two percent (2%) deduction from Sales for cash discount based on payment terms of two percent (2%) thirty net thirty-one (31) days; and (iii) the amount of the fee, if any, calculated for such prior month under Section 4.1.

        2.8     Orders Following Termination or Expiration.  For a period of two
(2) weeks following the termination or expiration of this Agreement, Roche shall forward to Buyer as soon as practicable via facsimile any orders for Products received by Roche. For a period of six (6) weeks following the end of the two
(2) week period in the preceding sentence, Roche shall forward to Buyer via facsimile at least every three (3) days any orders for Products received by Roche. At the end of such six (6) week period, Roche shall reject all orders for Products received by Roche, but shall notify any such orderer that future orders should be placed directly with Buyer.

3.      PRODUCT RETURNS

        Roche shall process and pay all claims received by it for returns of Products in accordance with the provision of the return goods policy attached hereto as Exhibit D. Buyer shall not engage in any special pricing, rebate allowance, promotional or marketing program or activities, special returns policy or special restocking program that would impact the normal course or level of expected returns with respect to Products sold prior to Closing. Returned goods will be destroyed in accordance with the provisions of the disposition of returned goods policy of Roche, a copy of which is attached hereto as Exhibit E.

4.      PAYMENTS

        4.1 Fees. In consideration of Roche's Services under this Agreement, Buyer shall pay to Roche a fee equal to six per cent (6%) of Buyer's Net Sales of Products for any month during which Roche provides Services to Buyer. In addition, Roche shall be reimbursed its Fully Loaded Costs for any special services or expenses, provided that Buyer has given its prior written approval for such special services or expenses, including without limitation the cost of destruction of returned goods other than pursuant to on-going, normal business operations, the participation of Roche in any recall of Products, "scrap" charges incurred due to labeling or packaging changes requested by Buyer, and any components with Syntex's or Roche's DIN number ordered on or after January 21, 1997 with the prior written approval of Buyer, transportation costs associated with the delivery of inventory and records upon termination of this Agreement, and any other expenses incurred by Roche specifically as a result of this Agreement. Buyer will reimburse Roche with respect to the foregoing costs, if any, within thirty (30) days of receipt of Roche's statement.

        4.2 Records: Audit. Roche shall keep records relating to the calculation of Net Sales and the fees under Section 4.1 in accordance with generally accepted accounting principles in Canada and provide copies of such records to Buyer within ninety (90) days of termination of this Agreement. During and at any time within six (6) months following termination of this Agreement, Buyer, at its expense, shall have the right to conduct one examination or audit of said records of Roche which relate solely to the services provided hereunder and costs and expenses incurred hereunder, for the sole purpose of verifying information provided by Roche and payments made to Roche hereunder. Roche shall cooperate fully with the auditor and provide all reasonable access to records and employees necessary to promptly complete this audit. During and at any time within six (6) months following termination of
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this Agreement, Buyer, at its expense, shall have the right to appoint an independent certified public accounting firm reasonably acceptable to Roche who will be bound by confidentiality terms reasonable to Roche, to conduct one audit of customer invoices for the Products for the sole purpose of verifying the information provided by Roche and payments made to Roche hereunder. Such auditor shall not disclose any information to Medicis relating to Roche's products or business other than information which pertains directly to the purpose of the audit. If any such examination or audit discloses an underpayment or overpayment hereunder, written notice of such fact, specifying the amount and basis of the underpayment or overpayment shall promptly be furnished to Roche. Subject to Roche's right to dispute the amount of any overpayment or underpayment, the amount of any overpayment upon resolution of such dispute, if any, shall be credited against future amounts owed to Roche hereunder, or if there will be no such future amounts, Roche shall refund the overpayment to Buyer within thirty (30) days of such notice; and the amount of any underpayment shall be paid to Roche within thirty (30) days after such disclosure. If the audit determines that Roche has overcharged Buyer by five percent (5%) or more for the fee under Section 5.1 for the period audited, Roche shall promptly reimburse Buyer for all reasonable expenses incurred in conducting said audit.

5.      STANDARD FOR SERVICES

        Roche shall meet the standards of the applicable profession in performing Services hereunder; provided that except as otherwise set forth herein, neither Roche nor its employees shall have any liability to Buyer in connection with such performance absent bad faith, gross negligence or willful misconduct. In performing its duties hereunder, the quality and quantity of Services provided hereunder by Roche to Buyer (including without limitation the substance, timeliness and diligence thereof) shall be substantially the same as the quality and quantity of services rendered in relation to Roche's other products by Roche personnel. Nothing contained in this Agreement shall require Roche to alter its operations, policies, procedures, method of doing business, reporting mechanisms or formats or information technology systems in order to provide Services hereunder or otherwise engage in any extraordinary activities, except as set forth in this Agreement. If Buyer suffers any loss or damage caused by Roche's bad faith, gross negligence or willful misconduct, Roche shall pay all direct costs incurred as a result thereof. Under no circumstances shall Roche have any liability to Buyer for consequential or incidental damages.

6.      TERM AND TERMINATION

        6.1 Term. This Agreement shall commence as of the Closing Date and shall continue in effect for a period of one (1) year.

        6.2 Termination. Either party may terminate this Agreement upon immediate written notice if the other party is in material breach or default with respect to any term or provision hereof and fails to cure the same within twenty-one (21) days of receipt of notice of said breach or default. Buyer may terminate this Agreement at any time upon not less than thirty days written notice, provided any transition issues that will require cooperation after termination are mutually agreed to by the parties; provided further that Buyer may not terminate this Agreement prior to April 30, 1997.

        6.3 Rights and Duties of Parties Upon Termination. Upon expiration or other termination of this Agreement in accordance with the terms hereof, the parties shall cooperate in the orderly termination of the Services hereunder, including without limitation the transfer of Products to Buyer; and the transfer of other information relating solely to the Products, including customer information.
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7.      CONFIDENTIALITY

        7.1 Roche acknowledges that confidential and proprietary information with respect to the Business is valuable, special and unique. Neither Roche nor any of its Affiliates shall at any time after the Closing Date disclose, directly or indirectly, to any third party, or use or purport to authorize any third party to use any confidential or proprietary information with respect to the Business, whether or not for Roche's or an Affiliate's own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, inventions, sources, leads or methods of obtaining new supplies, marketing strategies or any other information relating to the Business or Products which could reasonably be regarded as confidential, but not including information which (i) does not relate directly and exclusively to the Business or the Products, provided that Roche and its Affiliates shall not disclose such information to the direct detriment of the Business; or (ii) is or shall become generally available to the public other than as a result of an unauthorized disclosure by Roche or an Affiliate or third party to whom Roche or an Affiliate has provided such information; or (iii) as may be necessary for Roche or any of its Affiliates to perform its obligations under this Transition Services Agreement or the Asset Purchase Agreement or the transactions or agreements contemplated therein; or (iv) that is required by Law to be disclosed by Roche or any of its Affiliates. Should Roche provide Buyer with any confidential information relating to Roche's products or business, other than information which pertains to the Products, Buyer shall be subject to the confidentiality provisions of the Confidentiality Agreement dated October 15, 1996 between
F. Hoffmann-La Roche A.G. and Buyer.

8.      INDEPENDENT CONTRACTOR

        Each party shall act solely as an independent contractor and nothing in this Agreement shall be construed to give either the power or authority to enter into or incur, any commitments, expenses or liabilities whatsoever on behalf of the other party. Nothing herein shall be construed to create the relationship of a partnership, principal and agent, or joint venture between Buyer and Roche, other than as expressly set forth herein and Roche shall not represent itself to be an agent of Buyer or incur any obligations for or on behalf of Buyer other than is expressly contemplated by this Agreement.

9.      NOTICES

        Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Buyer or Roche at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

        All correspondence to Roche shall be addressed as follows:

                Hoffmann-La Roche Limited
                2455 Meadowpine Blvd.
                Mississauga Ontario  L5N67L
                Attention: President
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                Fax Number: 905-542-5507

                With a copy to: General Counsel
                Fax Number: 905-542-5689

        and with copy to:

                F. Hoffmann-La Roche Ltd.
                Grenzacherstrasse 124
                CH-4002 Basel  Switzerland
                Attention: Dr. Andreas Knierzinger
                Fax Number:     011-41-61-688-4169

All correspondence to Buyer shall be addressed as follows:

                Medicis Pharmaceuticals Inc.
                4383 East Camelback Road
                Phoenix, Arizona  85018
                Attn:  Jonah Shacknai

        with a copy to:

                Brown & Bain
                2901 North Central Avenue
                Phoenix, Arizona  85012-2788
                Attn:  Frank M. Placenti

10.     SUCCESSORS AND ASSIGNS

        This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the written consent of the other party.

11.     SURVIVAL OF TERMS

        The provisions of Sections 2.2, 2.5, 2.6, 2.7 (to the extent payments due remain outstanding thereunder), 2.8, 6.3 and 12.1 and Articles 4, 5, 7, and 8 shall survive the termination or expiration of this Agreement.

12.     ADDITIONAL TERMS

        12.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in accordance with the arbitration provisions of the Asset Purchase Agreement.

        12.2 Entire Agreement. This Agreement and the exhibits hereto embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof. If there is any conflict between this Agreement and the terms and conditions contained on any purchase order or invoice, the terms and conditions of this Agreement shall prevail.

        12.3 Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude
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any other or further exercise thereof or the exercise of any other right.  No waiver of any such right will be deemed a waiver of any other right hereunder.

        12.4 Counterparts. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Roche and a counterpart has been signed by Roche and delivered to Buyer.

        12.5 Severability. The parties agree that (a) the provisions of this Agreement shall be severable and (b) in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (i) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (ii) the remaining provisions shall remain enforceable to the fullest extent permitted by law, provided that the rights and interests of the parties hereto shall not be materially affected.

        12.6 Captions. Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless the context requires otherwise, all references herein to Articles and Sections are to the articles and sections of this Agreement.

        12.7 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to seek equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

        12.8 Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        12.9 Attorneys' Fees. If there is any litigation or arbitration with respect to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first hereinabove written.

HOFFMANN-LA ROCHE LIMITED                  MEDICIS PHARMACEUTICALS, INC.

By /s/ Susan Griswold                      By /s/ Mark A. Prygocki Sr.
   ------------------------------             ------------------------------
Name Susan Griswold                        Name Mark A. Prygocki Sr.
     ----------------------------               ----------------------------
Title Power of Attorney                    Title Secretary
      ---------------------------                ---------------------------

I have authority to bind the               I have authority to bind the
corporation.                               corporation.
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EXHIBIT A: ROCHE CONTACTS

Bill Hammond, Director of Logistics and Distribution
Ralph Wallace, Regulatory Affairs
Peter Schaafsma, QA/QC
Anthony Maricotti, Finance
Dr. Andreas Knierzinger

MEDICIS CONTACTS

Mark Prygocki, Sr., Finance and Accounting
Joe Cooper, Manufacturing, Distribution, and Regulatory
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EXHIBIT B:  CURRENT LIST PRICES FOR PRODUCTS

        To be attached at or prior to Closing
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EXHIBIT C:  FORM OF NOTICE LETTER TO CUSTOMERS

        To be attached at or prior to Closing
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EXHIBIT D:  ROCHE RETURNED GOODS POLICY
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EXHIBIT E:  ROCHE DISPOSITION OF RETURNED GOODS POLICY
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SCHEDULE I:  FORM OF MONTHLY REPORT